EXHIBIT 10.182

AMENDMENT TO ITC HOLDINGS CORP.
2017 OMNIBUS PLAN
This Amendment to the ITC Holdings Corp. 2017 Omnibus Plan (the “Plan”) is made this 10th day of July, 2017 pursuant to Section 7.3 of the Plan.
1. The definition of “Retirement” in Section 1.3 is amended and restated in its entirety to read as follows:
“Retirement” means the retirement of a Participant from Service with the Company or a Subsidiary upon or after attaining “normal retirement age” as defined in the International Transmission Company Retirement Plan as in effect from time to time.
2. Section 4.1(e) is amended and restated in its entirety to read as follows:
Each Participant’s Unit Account shall be credited with additional Units equal to the “dividend equivalent” when a cash dividend is paid on Common Shares. Such “dividend equivalent” shall be equal to a fraction where the numerator is the product of (a) the number of Units in such Participant’s Unit Account on the date that dividends are paid, including Units previously credited as “dividend equivalents,” multiplied by (b) the dividend paid per Common Share, and the denominator of which is the Market Price of one Common Share calculated on the date that dividends are paid, converted to U.S. dollars based on the Award Conversion Rate. Any additional Units credited to a Participant’s Unit Account as a “dividend equivalent” shall have a Payment Date or Vesting Date, as applicable, which is the same as the Payment Date or Vesting Date, as applicable, for the Units in respect of which such additional Units are credited. Notwithstanding the foregoing, the Committee shall have discretion to modify the terms and timing of payment relating to dividend equivalents or to determine that any Unit Award is not entitled to dividend equivalents, in each case as set forth in the applicable Agreement.
3. Section 7.3 is amended and restated in its entirety to read as follows:
The Plan may be amended, suspended or terminated at any time by the Board, in whole or in part, except as to rights already accrued hereunder unless the affected Participant consents to any such change in writing; provided, however, that an amendment, suspension or termination the effect of which is not adverse to such Participant shall not require such Participant’s consent. If the Plan is terminated, prior awards shall, at the discretion of the Committee, either (a) subject to Section 2.5, become immediately payable in accordance with Article V or Section 6.3, as applicable, or (b) remain outstanding and in effect in accordance with their applicable terms and conditions. In the event of a Change of Control, the Company shall pay all outstanding amounts in accordance with Section 6.3 of the Plan and the Plan will terminate as of the later of the effective date of such Change of Control or the completion of the payment of all Awards under the Plan.
4. Except as specifically modified herein, the remaining provisions of the Plan remain in full force and effect.

IN WITNESS WHEREOF, ITC Holdings Corp. has caused this Amendment to be executed as of the day and year first above written.
ITC HOLDINGS CORP.
By:/s/ Linda H. Apsey ______________
Linda H. Apsey
Its: President and Chief Executive Officer